Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270327 and 333-270327-01

October 30, 2025

Medium-Term Senior Notes, Series N

Pricing Supplement No. 2025-USNCH28630 to Product Supplement No. EA-09-02
dated March 23, 2023, Underlying Supplement No. 11 dated March 7, 2023 and
Prospectus Supplement and Prospectus each dated March 7, 2023

Citigroup Global Markets Holdings Inc. All Payments Due from Citigroup Global Markets Holdings Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.
Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Equity Index Basket due May 3, 2029

■  Linked to a basket (the “basket”) comprised of the EURO STOXX 50® Index and the S&P 500® Index (each referred to as an “underlying”)

■  Unlike ordinary debt securities, the notes do not pay interest. Instead, the notes provide for a maturity payment amount that may be greater than or equal to the stated principal amount of the notes, depending on the performance of the basket from the starting value to the ending value, subject to the maximum return. The maturity payment amount will reflect the following terms:

■  If the ending value is greater than the starting value, you will receive the stated principal amount plus a positive return equal to 100% of the percentage increase in the value of the basket from the starting value, subject to a maximum return of 21.00% of the stated principal amount

■  If the ending value is less than or equal to the starting value, you will be repaid the stated principal amount but will not receive any positive return on your investment

■  Repayment of principal at maturity regardless of basket performance (subject to issuer credit risk)

■  All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.; if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you could lose some or all of your investment

■  No periodic interest payments or dividends

■  The notes will not be listed on any securities exchange and, accordingly, may have limited or no liquidity. You should not invest in the notes unless you are willing to hold them to maturity.

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-6 and “Risk Factors” beginning on page PS-5 of the accompanying product supplement and beginning on page S-1 of the accompanying prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The notes are unsecured debt obligations issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. All payments due on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. None of Wells Fargo Securities, LLC (“Wells Fargo”) or any of its affiliates will have any liability to the purchasers of the notes in the event Citigroup Global Markets Holdings Inc. defaults on its obligations under the notes and Citigroup Inc. defaults on its guarantee obligations. The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

	Per Note	Total
Public Offering Price(1)	$1,000.00	$2,617,000.00
Underwriting Discount and Commission(2)(3)	$32.80	$85,837.60
Proceeds to Citigroup Global Markets Holdings Inc.(2)	$967.20	$2,531,162.40

(1) On the date of this pricing supplement, the estimated value of the notes is $951.50 per note, which is less than the public offering price. The estimated value of the notes is based on Citigroup Global Markets Inc.’s (“CGMI”) proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which any person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc., as the lead agent for the offering, has agreed to sell the notes to Wells Fargo, as agent. Wells Fargo will receive an underwriting discount and commission of 3.28% ($32.80) for each note it sells. Wells Fargo may pay selected dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of its affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), a fixed selling commission of 2.25% ($22.50) for each note they sell. In addition to the selling commission allowed to WFA, Wells Fargo may pay $0.75 per note of the underwriting discount and commission to WFA as a distribution expense fee for each note sold by WFA. The total underwriting discount and commission and proceeds to Citigroup Global Markets Holdings Inc. shown above give effect to the actual underwriting discount and commission provided for the sale of the notes. See “Supplemental Plan of Distribution” below and “Use of Proceeds and Hedging” in the accompanying prospectus for further information regarding how we have hedged our obligations under the notes.

(3) In respect of certain notes sold in this offering, CGMI may pay a fee of up to $2.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

Citigroup Global Markets Inc.	Wells Fargo Securities

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Equity Index Basket due May 3, 2029

Terms of the Notes
Basket:	Underlying	Weighting	Initial Underlying Value*
	EURO STOXX 50® Index	50.00%	5,699.18
	S&P 500® Index	50.00%	6,822.34
* For each underlying, its closing value on the pricing date
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Stated Principal Amount:	$1,000 per note. References in this pricing supplement to a “note” are to a note with a stated principal amount of $1,000.
Pricing Date:	October 30, 2025
Issue Date:	November 4, 2025
Calculation Day:	April 30, 2029, subject to postponement if such date is not a trading day or certain market disruption events occur as described in the accompanying product supplement.
Maturity Date:	May 3, 2029, subject to postponement as described in the accompanying product supplement.

Maturity Payment Amount:

For each $1,000 stated principal amount note you hold at maturity:

•    If the ending value is greater than the starting value:

$1,000 plus the lesser of:

(i) $1,000 × basket return × participation rate; and

(ii) the maximum return

•   If the ending value is less than or equal to the starting value: $1,000

If the ending value is less than or equal to the starting value, you will be repaid the stated principal amount of the notes at maturity but will not receive any positive return on your investment.

Participation Rate:	100%
Maximum Return:	21.00% of the stated principal amount ($210 per note). Because of the maximum return, the maturity payment amount will not exceed $1,210 per note.
Starting Value:	100
Ending Value:	100 × (1 + the sum of the weighted underlying return of each underlying)
Basket Return:	(ending value – starting value) / starting value
Underlying Return:	For each underlying, (final underlying value – initial underlying value) / initial underlying value
Weighted Underlying Return:	For each underlying, its underlying return multiplied by its weighting
Final Underlying Value:	For each underlying, its closing value on the calculation day
Calculation Agent:	CGMI
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP / ISIN:	17333MW58 / US17333MW583

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Equity Index Basket due May 3, 2029
Additional Information

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.  The accompanying product supplement, underlying supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement.  For example, the accompanying product supplement contains important information about how the closing values of the underlyings will be determined and other specified events with respect to the underlyings.  The accompanying underlying supplement contains information about the underlyings that is not repeated in this pricing supplement.  It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the notes.  Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

When we refer to “we,” “us” and “our” in this pricing supplement, we refer only to Citigroup Global Markets Holdings Inc. and not to any of its affiliates, including Citigroup Inc.

You may access the product supplement, underlying supplement and prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. EA-09-02 dated March 23, 2023:

https://www.sec.gov/Archives/edgar/data/200245/000095010323004585/dp190174_424b2-wf0902.htm

•	Underlying Supplement No. 11 dated March 7, 2023: https://www.sec.gov/Archives/edgar/data/200245/000095010323003815/dp189981_424b2-us11.htm

•	Prospectus Supplement and Prospectus, each dated March 7, 2023: https://www.sec.gov/Archives/edgar/data/200245/000119312523063080/d470905d424b2.htm

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Equity Index Basket due May 3, 2029
Investor Considerations

The notes are not appropriate for all investors. The notes may be an appropriate investment for investors who:

•	seek exposure to any upside performance of the basket without exposure to any decline in the basket, by:

o	participating at the specified participation rate in the percentage increase, if any, from the starting value to the ending value, subject to the maximum return; and

o	providing for the repayment of the stated principal amount at maturity regardless of the performance of the basket;

•	understand that if the ending value is less than or equal to the starting value, they will not receive any positive return on their investment in the notes;

•	are willing to forgo interest payments on the notes and dividends on securities included in the underlyings; and

•	are willing to hold the notes to maturity.

The notes may not be an appropriate investment for investors who:

•	seek a liquid investment or are unable or unwilling to hold the notes to maturity;

•	seek certainty of receiving a positive return on their investment;

•	seek uncapped exposure to the upside performance of the basket;

•	seek current income;

•	are unwilling to purchase notes with the estimated value set forth on the cover page;

•	are unwilling to accept the risk of exposure to the underlyings;

•	seek exposure to the basket but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the notes;

•	are unwilling to accept the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.; or

•	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the notes in light of your particular circumstances. You should also review carefully the “Summary Risk Factors” herein and the “Risk Factors” in the accompanying product supplement for risks related to an investment in the notes. For more information about the underlyings, please see the information provided below.

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Equity Index Basket due May 3, 2029
Determining Maturity Payment Amount

On the maturity date, you will receive a cash payment per note (the maturity payment amount) calculated as follows:

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Equity Index Basket due May 3, 2029
Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities.  The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the basket.  Accordingly, the notes are appropriate only for investors who are capable of understanding the complexities and risks of the notes.  You should consult your own financial, tax and legal advisors as to the risks of an investment in the notes and the appropriateness of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes.  You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors” beginning on page PS-5 in the accompanying product supplement.  You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

You May Not Receive Any Positive Return On Your Investment In The Notes.

You will receive a positive return on your investment in the notes only if the ending value is greater than the starting value. If the ending value is equal to or less than the starting value, you will receive only the stated principal amount for each note you hold at maturity. As the notes do not pay any interest, even if the ending value is greater than the starting value, there is no assurance that your total return at maturity on the notes will be as great as could have been achieved on conventional debt securities of ours or of another issuer with a similar credit rating of comparable maturity.

The Notes Do Not Pay Interest.

Unlike conventional debt securities, the notes do not pay interest or any other amounts prior to maturity. You should not invest in the notes if you seek current income during the term of the notes.

Your Potential Return On The Notes Is Limited.

Your potential total return on the notes at maturity is limited to the maximum return. Your return on the notes will not exceed the maximum return, even if the basket appreciates by significantly more than the maximum return. If the basket appreciates by more than the maximum return, the notes will underperform an alternative investment providing 1-to-1 exposure to the performance of the basket.  When lost dividends are taken into account, the notes may underperform an alternative investment providing 1-to-1 exposure to the performance of the basket and a pass-through of dividends even if the basket appreciates by less than the maximum return.

You Will Not Receive Dividends Or Have Any Other Rights With Respect To The Securities Included In The Underlyings.

You will not receive any dividends with respect to the securities included in the underlyings.  This lost dividend yield may be significant over the term of the notes.  The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the notes.  In addition, you will not have voting rights or any other rights with respect to the securities included in the underlyings.

Your Maturity Payment Amount Depends On The Value Of The Basket On A Single Day.

Because your maturity payment amount depends on the value of the basket solely on the calculation day, you are subject to the risk that the value of the basket on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the notes. If you had invested directly in the underlyings or in another instrument linked to the basket that you could sell for full value at a time selected by you, or if the maturity payment amount were based on an average of values of the basket, you might have achieved better returns.

Although The Notes Provide For The Repayment Of The Stated Principal Amount At Maturity, You May Nevertheless Suffer A Loss On Your Investment In Real Value Terms If The Percentage Change From The Starting Value to the Ending Value Is Less Than Or Not Sufficiently Greater Than Zero.

This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. This potential loss in real value terms is significant given the term of the notes. You should carefully consider whether an

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Equity Index Basket due May 3, 2029

investment that may not provide for any positive return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

The Notes Are Subject To The Credit Risk Of Citigroup Global Markets Holdings Inc. And Citigroup Inc.

If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

The Notes Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.

The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. We have been advised that Wells Fargo currently intends to make a secondary market in relation to the notes. However, Wells Fargo may suspend or terminate making a market without notice, at any time and for any reason. If Wells Fargo suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that Wells Fargo will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

Sale Of The Notes Prior To Maturity May Result In A Loss Of Principal.

You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

The Estimated Value Of The Notes On The Pricing Date, Based On CGMI’s Proprietary Pricing Models And Our Internal Funding Rate, Is Less Than The Public Offering Price.

The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the public offering price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates and/or Wells Fargo or its affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The Estimated Value Of The Notes Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination Of The Secondary Market Rate With Respect To Us” below.

The Estimated Value Of The Notes Was Determined For Us By Our Affiliate Using Proprietary Pricing Models.

CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of and correlation between the underlyings, the dividend yields on the securities included in the underlyings and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

The Estimated Value Of The Notes Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination Of The Secondary Market Rate With Respect To Us.

The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. We expect that our internal funding rate is generally lower than Wells Fargo’s determination of the secondary market rate with respect to us, which is the rate that we expect Wells Fargo will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on Wells Fargo’s determination of the secondary market rate with respect to us, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the notes.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, Wells Fargo may determine the secondary market rate with respect to us for purposes of any purchase of the notes from you in the secondary market based on the

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Equity Index Basket due May 3, 2029

market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that Wells Fargo may deem appropriate.

The Estimated Value Of The Notes Is Not An Indication Of The Price, If Any, At Which Any Person May Be Willing To Buy The Notes From You In The Secondary Market.

Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, we expect that any value of the notes determined for purposes of a secondary market transaction will be based on Wells Fargo’s determination of the secondary market rate with respect to us, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, we expect that any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and may be reduced by the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the public offering price.

The Value Of The Notes Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors.

The value of your notes prior to maturity will fluctuate based on the closing value of the underlyings, the volatility of the closing value of the underlyings, the correlation between the underlyings, dividend yields on the securities included in the underlyings, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors—General Risk Factors Relating To All Notes— The Value Of Your Notes Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors” in the accompanying product supplement.  Changes in the value of the basket may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the public offering price.

We Have Been Advised That, Immediately Following Issuance, Any Secondary Market Bid Price Provided By Wells Fargo, And The Value That Will Be Indicated On Any Brokerage Account Statements Prepared By Wells Fargo Or Its Affiliates, Will Reflect A Temporary Upward Adjustment.

The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

The EURO STOXX 50® Index Is Subject To Risks Associated With Non-U.S. Markets.

The stocks included in the EURO STOXX 50® Index have been issued by companies outside of the U.S. Foreign equity securities involve risks associated with the securities markets in foreign countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. There is also generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The Performance Of The EURO STOXX 50® Index Will Not Be Adjusted For Changes In The Exchange Rate Between The Euro And The U.S. Dollar.

The EURO STOXX 50® Index is composed of stocks traded in euro, the value of which may be subject to a high degree of fluctuation relative to the U.S. dollar. However, the performance of the EURO STOXX 50® Index and the value of your notes will not be adjusted for exchange rate fluctuations. If the euro appreciates relative to the U.S. dollar over the term of the notes, the performance of the EURO STOXX 50® Index as measured for purposes of the notes will be less than it would have been if it offered exposure to that appreciation in addition to the change in the prices of the underlying stocks.

Changes In The Closing Values Of The Underlyings May Offset Each Other.

The performances of the underlyings may not be correlated with each other.  If one of the underlyings appreciates, the other underlying may not appreciate as much or may even depreciate.  In such event, the appreciation of one of the underlyings may be moderated, wholly offset or more than offset by lesser appreciation or by depreciation in the closing value of the other underlying.

The Underlyings May Be Highly Correlated In Decline.

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Equity Index Basket due May 3, 2029

The performances of the underlyings may become highly correlated during periods of declining prices. This may occur because of events that have broad effects on markets generally or on the underlyings specifically. If the underlyings become correlated in decline, the depreciation of one underlying will not be offset by the performance of the other underlying and, in fact, each underlying may contribute to an overall decline from the starting value to the ending value.

An Investment In The Securities Is Not A Diversified Investment.

The fact that the securities are linked to a basket does not mean that the securities represent a diversified investment. First, although the underlyings differ in important respects, they may represent similar or related industries. Second, the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. No amount of diversification that may be represented by the underlyings will offset the risk that we and Citigroup Inc. may default on our obligations

Our Offering Of The Notes Is Not A Recommendation Of The Basket Or The Underlyings.

The fact that we are offering the notes does not mean that we or Wells Fargo or its affiliates believe that investing in an instrument linked to the basket or any of the underlyings is likely to achieve favorable returns. In fact, as we and Wells Fargo and its affiliates are each part of respective global financial institutions, our affiliates and affiliates of Wells Fargo may have positions (including short positions) in the underlyings or in instruments related to the underlyings, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlyings. These and other activities of our affiliates or of Wells Fargo or its affiliates may affect the closing value of the underlyings in a way that negatively affects the value of and your return on the notes.

The Closing Value Of An Underlying May Be Adversely Affected By Our Or Our Affiliates’, Or By Wells Fargo And Its Affiliates’, Hedging And Other Trading Activities.

We have hedged our obligations under the notes through CGMI or other of our affiliates and/or Wells Fargo or its affiliates, who have taken positions in the underlyings or in financial instruments related to the underlyings and may adjust such positions during the term of the notes. Our affiliates and Wells Fargo and its affiliates may also take positions in the underlyings or in financial instruments related to the underlyings on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing values of the underlyings in a way that negatively affects the value of and your return on the notes. They could also result in substantial returns for us or our affiliates or Wells Fargo and its affiliates while the value of the notes declines.

We And Our Affiliates And Wells Fargo And Its Affiliates May Have Economic Interests That Are Adverse To Yours As A Result Of Our And Their Respective Business Activities.

Our affiliates and Wells Fargo and its affiliates engage in business activities with a wide range of companies.  These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services.  These activities could involve or affect the underlyings in a way that negatively affects the value of and your return on the notes. They could also result in substantial returns for us or our affiliates or Wells Fargo or its affiliates while the value of the notes declines.  In addition, in the course of this business, we or our affiliates or Wells Fargo or its affiliates may acquire non-public information, which will not be disclosed to you.

The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Notes.

If certain events occur during the term of the notes, such as market disruption events and other events with respect to an underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the notes.  In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.  See “Risk Factors—General Risk Factors Relating To All Notes—The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Notes” in the accompanying product supplement.

Changes That Affect The Underlyings May Affect The Value Of Your Notes.

The sponsor of the underlyings may at any time make methodological changes or other changes in the manner in which it operates that could affect the value of the underlyings.  We are not affiliated with any underlying sponsor and, accordingly, we have no control over any changes the sponsor may make.  Such changes could adversely affect the performance of the underlyings and the value of and your return on the notes.

The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

The calculation day with respect to an underlying will be postponed for non-trading days and certain market disruption events. If such a postponement occurs, the maturity date will be postponed. For more information regarding adjustments to the calculation days and

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Equity Index Basket due May 3, 2029

payment dates and the circumstances that may result in a market disruption event, see the relevant sections of the accompanying product supplement.

You Will Be Required To Recognize Taxable Income On The Notes Prior To Maturity.

If you are a U.S. holder of a note, you will be required to recognize taxable interest income in each year that you hold the note, even though you will not receive any payment in respect of the note prior to maturity (or earlier sale, exchange or retirement). In addition, any gain you recognize will be treated as ordinary interest income rather than capital gain. You should review the section of this pricing supplement entitled “United States Federal Tax Considerations.”

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Equity Index Basket due May 3, 2029
Hypothetical Examples and Returns

The payout profile, return table and examples below illustrate how to determine the maturity payment amount on the notes, assuming the various hypothetical final underlying values and hypothetical ending values indicated below.  The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of what the actual maturity payment amount on the notes will be.  The actual maturity payment amount will depend on the actual final underlying values and actual ending value.

The examples below are based on a hypothetical initial underlying value for each underlying of 100, rather than the actual initial underlying value of any underlying.  For the actual initial underlying value of each underlying, see “Terms of the Notes” above.  We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the notes work.   However, you should understand that the actual maturity payment amount on the notes will be calculated based on the initial underlying value of each underlying, and not the hypothetical values indicated below.

Hypothetical Payout Profile

Maturity Payment Amount per $1,000 Stated Principal Amount
$2,000
$1,750
$1,500
$1,250
$1,210.00
$1,000
$750
$500
$250
$0
$1,000.00 Stated Principal Amount
$1,210.00 Stated Principal Amount plus Maximum Return
21.00%
-100.00%
-80.00%
-60.00%
-40.00%
-20.00%
0.00%
20.00%
40.00%
60.00%
80.00%
100.00%
Basket Return

■  The Notes          ■  The Basket

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Equity Index Basket due May 3, 2029

Hypothetical Returns

Hypothetical ending value	Hypothetical basket return	Hypothetical maturity payment amount per note	Hypothetical total pre-tax rate of return
200.00	100.00%	$1,210.00	21.00%
175.00	75.00%	$1,210.00	21.00%
150.00	50.00%	$1,210.00	21.00%
140.00	40.00%	$1,210.00	21.00%
130.00	30.00%	$1,210.00	21.00%
121.00	21.00%	$1,210.00	21.00%
120.00	20.00%	$1,200.00	20.00%
110.00	10.00%	$1,100.00	10.00%
105.00	5.00%	$1,050.00	5.00%
100.00	0.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
70.00	-30.00%	$1,000.00	0.00%
60.00	-40.00%	$1,000.00	0.00%
50.00	-50.00%	$1,000.00	0.00%
25.00	-75.00%	$1,000.00	0.00%
0.00	-100.00%	$1,000.00	0.00%

Hypothetical Examples

Example 1—Upside Scenario A. The hypothetical ending value is 105 (a 5% increase from the starting value), which is greater than the starting value.

Underlying	Hypothetical Final Underlying Value	Hypothetical Underlying Return	Weighting	Hypothetical Weighted Underlying Return
EURO STOXX 50® Index	104.00	4%	50.00%	2.00%
S&P 500® Index	106.00	6%	50.00%	3.00%
Sum of the hypothetical weighted underlying returns:				5.00%
Hypothetical ending value: 100 × (1 + the sum of the hypothetical weighted underlying returns)				105

Maturity payment amount per note = $1,000 plus the lesser of:

(i) $1,000 × basket return × participation rate and (ii) the maximum return

= $1,000 + the lesser of: (i) ($1,000 × 5% × 100%) and (ii) $210

= $1,000 + the lesser of: (i) $50 and (ii) $210

= $1,050

Because the basket appreciated from the starting value to the hypothetical ending value, you would receive a total return at maturity equal to the upside performance of the basket multiplied by the participation rate, which in this case is less than the maximum return.

Example 2—Upside Scenario B. The hypothetical ending value is 140 (a 40% increase from the starting value), which is greater than the starting value.

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Equity Index Basket due May 3, 2029
Underlying	Hypothetical Final Underlying Value	Hypothetical Underlying Return	Weighting	Hypothetical Weighted Underlying Return
EURO STOXX 50® Index	160.00	60%	50.00%	30.00%
S&P 500® Index	120.00	20%	50.00%	10.00%
Sum of the hypothetical weighted underlying returns:				40.00%
Hypothetical ending value: 100 × (1 + the sum of the hypothetical weighted underlying returns)				140

Maturity payment amount per note = $1,000 plus the lesser of:

(i) $1,000 × basket return × participation rate and (ii) the maximum return

= $1,000 + the lesser of: (i) ($1,000 × 40% × 100%) and (ii) $210

= $1,000 + the lesser of: (i) $400 and (ii) $210

= $1,210

Because the basket appreciated from the starting value to the hypothetical ending value and the upside performance of the basket multiplied by the participation rate exceeds the maximum return, your total return at maturity would be limited to the maximum return in this case. In this scenario, an investment in the notes would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the basket without a maximum return.

Example 3—Par Scenario. The hypothetical ending value is 90 (a 10% decrease from the starting value), which is less than the starting value.

Underlying	Hypothetical Final Underlying Value	Hypothetical Underlying Return	Weighting	Hypothetical Weighted Underlying Return
EURO STOXX 50® Index	92.00	-8%	50.00%	-4.00%
S&P 500® Index	88.00	-12%	50.00%	-6.00%
Sum of the hypothetical weighted underlying returns:				-10.00%
Hypothetical ending value: 100 × (1 + the sum of the hypothetical weighted underlying returns)				90

Maturity payment amount per note = $1,000

Because the hypothetical ending value is less than the starting value, you would be repaid the stated principal amount of your notes at maturity but would not receive any positive return on your investment.

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Equity Index Basket due May 3, 2029
Information About the Basket

The basket will represent an equally weighted portfolio of the following two underlyings, with the return of each underlying having the weighting noted parenthetically: the EURO STOXX 50® Index (50.00%) and the S&P 500® Index (50.00%). The value of the basket will increase or decrease depending upon the performance of the underlyings. For more information regarding the underlyings, see the information provided herein.

While historical information on the value of the basket does not exist for dates prior to the pricing date, the following graph sets forth the hypothetical historical daily values of the basket for the period from January 2, 2020 to October 30, 2025, assuming that the basket was constructed on January 2, 2020 with a value of 100 on that date and that each of the underlyings had the applicable weighting as of such day. We obtained the closing values and other information used by us in order to create the graph below from Bloomberg L.P., without independent verification.

The hypothetical historical daily values of the basket, as calculated solely for the purposes of the offering of the notes, fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the value of the basket during any period shown below is not an indication that the percentage change in the value of the basket is more likely to be positive or negative during the term of the notes. The hypothetical historical values do not give an indication of future values of the basket.

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Equity Index Basket due May 3, 2029
Information About the EURO STOXX 50® Index

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of certain European countries. The EURO STOXX 50® Index is calculated and maintained by STOXX Limited.

Please refer to the section “Equity Index Descriptions— The STOXX Benchmark Indices” in the accompanying underlying supplement for additional information.

We have derived all information regarding the EURO STOXX 50® Index from publicly available information and have not independently verified any information regarding the EURO STOXX 50® Index. This pricing supplement relates only to the notes and not to the EURO STOXX 50® Index. We make no representation as to the performance of the EURO STOXX 50® Index over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the EURO STOXX 50® Index is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The closing value of the EURO STOXX 50® Index on October 30, 2025 was 5,699.18.

The graph below shows the closing value of the EURO STOXX 50® Index for each day such value was available from January 2, 2020 to October 30, 2025.  We obtained the closing values from Bloomberg L.P., without independent verification.  You should not take historical closing values as an indication of future performance.

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Equity Index Basket due May 3, 2029
Information About the S&P 500® Index

The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC.

Please refer to the section “Equity Index Descriptions—The S&P U.S. Indices” in the accompanying underlying supplement for additional information.

We have derived all information regarding the S&P 500® Index from publicly available information and have not independently verified any information regarding the S&P 500® Index.  This pricing supplement relates only to the notes and not to the S&P 500® Index.  We make no representation as to the performance of the S&P 500® Index over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only.  The sponsor of the S&P 500® Index is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The closing value of the S&P 500® Index on October 30, 2025 was 6,822.34.

The graph below shows the closing value of the S&P 500® Index for each day such value was available from January 2, 2020 to October 30, 2025.  We obtained the closing values from Bloomberg L.P., without independent verification.  You should not take historical closing values as an indication of future performance.

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Equity Index Basket due May 3, 2029
United States Federal Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment.

If you are a U.S. Holder (as defined in the accompanying product supplement), you will be required to recognize interest income during the term of the notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes.  We are required to construct a “projected payment schedule” in respect of the notes representing a payment the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield.  Assuming you hold the notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the notes at maturity as determined under the projected payment schedule.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes.  Your adjusted tax basis will equal your purchase price for the notes, increased by interest previously included in income on the notes.  Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the note and as capital loss thereafter.

We have determined that the comparable yield for a note is a rate of 4.020%, compounded semi-annually, and that the projected payment schedule with respect to a note consists of a single payment of $1,149.445 at maturity.

ACCRUAL PERIOD			OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Issue Date	—	December 31, 2025	$6.253	$6.253
January 1, 2026	—	June 30, 2026	$20.226	$26.479
July 1, 2026	—	December 31, 2026	$20.632	$47.111
January 1, 2027	—	June 30, 2027	$21.047	$68.158
July 1, 2027	—	December 31, 2027	$21.470	$89.628
January 1, 2028	—	June 30, 2028	$21.902	$111.530
July 1, 2028	—	December 31, 2028	$22.342	$133.871
January 1, 2029	—	Maturity Date	$15.574	$149.445

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

Non-U.S. Holders. Subject to the discussions below regarding Section 871(m) and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “—FATCA” in the accompanying product  supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.  See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents Under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“Underlying Securities”)  or indices that include Underlying Securities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Equity Index Basket due May 3, 2029

regulations.  However, the regulations, as modified by an Internal Revenue Service (“IRS”) notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one.  Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any Underlying Security and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions.  You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Equity Index Basket due May 3, 2029
Supplemental Plan of Distribution

Pursuant to the terms of the Amended and Restated Global Selling Agency Agreement, dated April 7, 2017, CGMI, acting as principal, will purchase the notes from Citigroup Global Markets Holdings Inc. CGMI, as the lead agent for the offering, has agreed to sell the notes to Wells Fargo, as agent.  Wells Fargo will receive an underwriting discount and commission of 3.28% ($32.80) for each note it sells.  Wells Fargo may pay selected dealers, which may include WFA, a fixed selling commission of 2.25% ($22.50) for each note they sell. In addition to the selling commission allowed to WFA, Wells Fargo may pay $0.75 per note of the underwriting discount and commission to WFA as a distribution expense fee for each note sold by WFA.

In addition, in respect of certain notes sold in this offering, CGMI may pay a fee of up to $2.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The Value Of The Notes Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

We have been advised that, for a period of approximately four months following issuance of the notes, the price, if any, at which Wells Fargo would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by Wells Fargo or its affiliates, will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the costs associated with selling, structuring and hedging the notes that are included in the public offering price of the notes.  The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the four-month temporary adjustment period.  However, Wells Fargo is not obligated to buy the notes from investors at any time.  See “Summary Risk Factors—The Notes Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.”

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., and Karen Wang, Senior Vice President – Corporate Securities Issuance Legal of Citigroup Inc.  In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated February 14, 2024, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on February 14, 2024, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the notes nor the issuance and delivery of the notes and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Equity Index Basket due May 3, 2029

committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Alexia Breuvart, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Karen Wang, Senior Vice President – Corporate Securities Issuance Legal of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such notes by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents.  This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Karen Wang, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

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